Confidential EMPLOYMENT AGREEMENT THIS EMPLOYMENT AGREEMENT (“Agreement”), is entered into as of August 8, 2019, by and between THE PROVIDENCE SERVICE CORPORATION, a Delaware corporation, with its principal office located at 1275 Peachtree Street, 6th Floor, Atlanta, GA 30309, its successors and assigns (hereinafter collectively referred to as the “Company”), LOGISTICARE SOLUTIONS, LLC, a Delaware limited liability company with its principal office located at 1275 Peachtree Street NE, 6th Floor, Atlanta, Georgia 30309 (“LogistiCare”), a wholly owned subsidiary of the Company, and Kathryn M. Stalmack, an individual residing at 4170 E. Linden Lane, Greenwood Village, CO 80121 (“Employee”). BACKGROUND WHEREAS, the parties hereto desire to memorialize the terms of Employee’s employment with the Company and LogistiCare. NOW, THEREFORE, in consideration of the facts, mutual promises, and covenants set forth herein and intending to be legally bound hereby, the parties agree as follows: 1. Employment and Term. Employee shall be employed by the Company and LogistiCare and such employment shall have a term (the “Term”) commencing as of August 19, 2019 (the “Commencement Date”) and, if not previously terminated in accordance with the terms of this Agreement, ending on December 31, 2021. The parties may agree in writing to extend the Term, subject to the consent requirements of Section 9(g). Employee’s employment may continue following the Term, but only on an at-will basis unless otherwise agreed by the parties in writing in accordance with Section 9(g). Employee’s employment shall be subject in all respects to the terms and conditions set forth in this Agreement, as well as to all of the policies and rules of the Company and LogistiCare that are binding on their respective executive employees generally. 2. Office and Duties. (a) Position. Subject to Section 9(g), during the Term, Employee shall serve as Senior Vice President, General Counsel & Corporate Secretary (“GC”) of the Company and shall report directly to the Chief Executive Officer of the Company (the “CEO”), and be subject to the CEO’s supervision, control and direction. In this capacity, if requested by the CEO, Employee shall serve as an officer of LogistiCare or any of the Company’s other Affiliates (as hereinafter defined). (b) Duties/Reporting. In Employee’s capacity as GC, Employee shall have such authority, perform such duties, discharge such responsibilities and render such services as are designated from time to time by the CEO or the Board of Directors of the Company (the “Board”). (c) Diligence/Time and Attention. While employed by the Company and LogistiCare, Employee shall render Employee’s services diligently, faithfully and to the best of Employee’s ability, and shall devote substantially all of Employee’s working time, energy, skill and best efforts to the performance of Employee’s duties hereunder, in a manner that will further the business and interests of the Company and LogistiCare. (d) Office. During the Term, the principal place of Employee’s employment shall be at LogistiCare’s Atlanta, Georgia headquarters where Employee shall be present for at least 10 business days per month, subject to customary business travel for LogistiCare’s (including the Company’s) business. Employee acknowledges that she will be required to travel on business of LogistiCare and the Company. During the Term, if required by the Employee, the Company will provide an apartment and related expenses in Atlanta, at a monthly gross cost to the Company not exceeding $4,000, for the exclusive use by her and her family. In the event that the Board determines, in its sole discretion, that the performance of Employee’s duties require that she be physically present in the Atlanta headquarters on a full-time basis, (i) upon written notice to Employee of such determination, Employee may attempt to rebut this determination during a 60 day period (i.e., to demonstrate to the Board she is able to adequately perform her duties while being present at the Atlanta headquarters for 10 business days per month) and (ii) if following such 60 day period, Employee has not cured her performance (i.e., the Board determines that she cannot perform her duties without being present at the Atlanta headquarters on a full-time basis), the Board, in its sole discretion, may require Employee to relocate to Atlanta, Georgia and such relocation will not constitute Good Reason. (e) Other Activities. While employed by the Company and LogistiCare, Employee shall not be engaged in any business activity which, in the reasonable judgment of the CEO or the Board, conflicts with Employee’s duties hereunder, whether or not such activity is in breach of Section 7 or pursued for pecuniary advantage. 3. Compensation. (a) Base Salary. In consideration of the services rendered by Employee to the Company and LogistiCare during the Term, Employee shall receive an annual base salary of no less than Three Hundred Seventy-Five Thousand Dollars ($375,000) (“Base Salary”), payable in equal periodic installments in accordance with LogistiCare’s regular payroll practices in effect from time to time. 2

(b) Bonus Plans / Incentive Compensation Programs. (i) Annual Bonus. Beginning in the 2020 calendar year, and for each year during the Term, Employee shall be eligible to be paid a short-term annual bonus (the “Bonus”) equal to seventy-five percent (75%) of her Base Salary upon achievement of one hundred percent (100%) of the performance targets (including personal KPIs for consideration that are communicated to Employee) established by the Board’s Compensation Committee for each applicable performance period, and, in the Board’s Compensation Committee’s discretion upon achievement of maximum performance, up to one hundred and fifty percent (150%) of her Base Salary. Employee shall not be entitled to any Bonus in respect of the 2019 calendar year. The actual amount of any Bonus paid to the Employee for any year shall be determined in the good faith discretion of the Board’s Compensation Committee based on its assessment of the actual performance against the goals and conditions established for the year and, based on that assessment, no bonus may be paid at all. Unless otherwise specified in respect of a Bonus, the Bonus shall be paid, net of any required withholdings, no later than June 30 of the year following the year to which the Bonus relates. Employee’s rights to receive the Bonus in any year shall be contingent upon being employed by the Company and LogistiCare on the date that payment of the Bonus is due, except as otherwise expressly provided in this Agreement. (ii) Signing RSA Grant. The Company will grant Employee, on the next grant date of equity awards to other senior executives of the Company and LogistiCare (provided Employee is then employed by the Company), the equivalent of $250,000 in restricted stock units of Company common stock (“RSUs”), with the number of shares determined by the closing price of a share of the Company’s common stock on Nasdaq on the grant date, and these RSUs vesting in equal installments of one-third annually on the first three anniversaries following the Commencement Date, subject to Employee’s continued employment on the relevant vesting date, beginning at the first anniversary of the Commencement Date. This grant of RSUs will be granted pursuant to, and subject in all respects to the terms and conditions contained in, the Company’s 2006 Long-Term Incentive Plan and an applicable award agreement. (iii) Future LTI Grants. Beginning in the calendar year 2020, and for each year during the term, Employee shall be eligible to receive annual equity grants. For the calendar year 2020, Employee’s grant date value shall be equal to 100% of Employee’s Base Salary, comprised of a combination of options to acquire Company common stock (determined on a Black-Scholes basis or other valuation methodology applied by the Company) and RSUs or performance stock units of the Company’s common stock (“PSUs”), in a long-term incentive 3 program in which other senior executives (including the CEO) of the Company and/or LogistiCare participate at such time during the Term, under the terms and conditions (including an applicable award agreement), and at a grant date, approved by the Board’s Compensation Committee. (c) Benefits. During the Term, Employee shall be entitled to participate in all fringe benefits, if any, as may be in effect from time to time that are generally available to the Company’s and LogistiCare’s similarly-situated executive officers, and such other fringe benefits as the Board’s Compensation Committee shall deem appropriate, subject to eligibility requirements thereof (collectively, the “Benefits”). (d) Vacation. During the Term, Employee shall be entitled to the number of paid vacation days in each calendar year as determined by the Board’s Compensation Committee from time to time for the Company’s and LogistiCare’s senior executive officers. Vacation days which are not used during any calendar year may not be accrued or carried over to the next year, nor shall Employee be entitled to compensation for unused vacation days at any time. (e) Business Expenses. Without duplication of Section 2(d), during Employee’s employment, the Company or LogistiCare shall pay or reimburse Employee for all reasonable expenses incurred or paid by Employee in the performance of Employee’s duties hereunder and to the extent consistent with the applicable policies of the Company and LogistiCare as in effect from time to time (including, in some cases, the requirement that certain expenses must be approved in advance), upon timely presentation of expense statements or vouchers and such other information as the Company or LogistiCare, as the case may be, shall reasonably require and in accordance with the generally applicable policies and practices of the Company; provided that the Company or LogistiCare may, at any time, further limit, or eliminate, Employee’s right to incur such expenses. Any reimbursement due hereunder shall be paid within ninety (90) days after Employee submits the necessary documentation for reimbursement in accordance with the generally applicable policies and practices of the Company and LogistiCare. (f) Withholding. All payments made pursuant to this Agreement, including pursuant to Section 2(b), shall be subject to such withholding and other taxes and amounts as the Company and LogistiCare may determine in their sole discretion to be required by any applicable law or order or rule of any governmental agency or court. 4. Representations of Employee. Employee represents to the Company and its LogistiCare that: (a) she has provided to the Company a copy of all contracts to which she is a party containing restrictive covenants and to the best of her knowledge after reasonable inquiry there are no restrictions, agreements or understandings whatsoever to which Employee is a party that would prevent or impede, or make unlawful, Employee’s 4 execution of this Agreement or Employee’s employment with the Company or LogistiCare, or to carry out Employee’s duties as an employee hereunder or otherwise on behalf of the Company or LogistiCare; (b) Employee’s execution of this Agreement and Employee’s employment shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party, or by which Employee is bound, based on the Business of the Company as in effect on the date hereof or any other business that is anticipated to commence to the extent Employee was informed of such business as of the date hereof; and (c) Employee is of full capacity, free and able to execute this Agreement and to enter into this Agreement. Employee also represents to the Company and LogistiCare that there is no pending or, to Employee’s knowledge, threatened litigation, proceeding or investigation, whether governmental or otherwise, involving Employee with respect to allegations of sexual harassment, sexual misconduct or other misconduct and there have been no reported complaints accusing Employee of sexual harassment or sexual misconduct and there has been no settlement of, or payment arising out of or related to, any litigation with respect to sexual harassment or sexual misconduct by Employee. 5. Termination. This Agreement and Employee’s employment shall continue during the Term and thereafter until terminated as provided herein. Upon termination of this Agreement and Employee’s employment, Employee shall be deemed to have simultaneously resigned from any officer, director or other position in which she is serving on behalf of the Company, LogistiCare or any other Affiliate. The Company shall be entitled to terminate Employee’s employment on behalf of LogistiCare. (a) Termination by the Company and LogistiCare for Cause. The Company and LogistiCare shall have the right, during the Term and thereafter, to terminate this Agreement and Employee’s employment at any time for “Cause”, effective immediately or as of a date specified by the Company in a notice of termination. For purposes of this Agreement, the term “Cause” shall mean the following as reasonably determined solely by the Company: (i) Employee commits fraud or theft against the Company or any of its subsidiaries (including LogistiCare), affiliates, joint ventures and related organizations, including any entity managed by the Company (collectively referred to as “Affiliates”), or is indicted, convicted of, or pleads guilty or nolo contendere to, either a felony, or to any crime involving fraud or moral turpitude; (ii) In carrying out Employee’s duties hereunder, Employee engages in conduct that constitutes gross neglect or willful misconduct and that results, in either case, in material financial or reputational harm to the Company or its Affiliates; (iii) Employee is found or held by any governmental agency or any court or judicial body to be in violation of any federal, state or local law 5 relating to the administration or provision of healthcare services, or is the subject of a regulatory order or ruling which provides that she is not permitted to be employed or provide services to the Company or LogistiCare or is generally prohibited from the administration or provision of healthcare services; (iv) (A) Employee materially breaches any provision of this Agreement (including but not limited to the restrictive covenants contained in Section 7) or (B) breaches any fiduciary duty or duty of loyalty owed to the Company, LogistiCare or any other Affiliate or the Company’s shareholders; (v) Employee engages in any wrongful conduct which does or which is reasonably likely to bring the Company, LogistiCare or any other Affiliate into public disgrace or embarrassment, or which is reasonably likely to cause one or more of its customers or clients to cease doing business with, or materially reduce the amount of business with, the Company, LogistiCare or any other Affiliate; (vi) Employee repeatedly neglects or refuses to perform Employee’s duties or responsibilities as directed in writing by the CEO, the Board, or any committee established by the Board, or violates any express written direction of any lawful rule, regulation or policy established by the Company, LogistiCare, the Board, or any committee established by the Board or the CEO; or (vii) Employee commits any act or omission resulting in or intended to result in direct material personal gain to Employee at the expense of the Company, LogistiCare or any other Affiliate, or the customers of the Company, LogistiCare or any other Affiliate. Following written notice from the Company or the Board of grounds constituting “Cause”, Employee shall be provided a single ten (10) business-day period to cure any single instance of conduct or breach set forth in clause (iv)(A) or (vi), to the extent then curable. If timely cured, the instance of conduct or breach shall not constitute Cause hereunder. The determination as to whether “Cause” has occurred shall be made by the Board. (b) Termination upon Death/Termination upon Disability of Employee. Employee’s employment will terminate upon Employee’s death. The Company and LogistiCare shall have the right to terminate this Agreement and Employee’s employment at any time upon the Disability of Employee (as determined by the Company in its sole discretion). The term, “Disability”, as used herein, means any physical or mental illness, disability or incapacity which prevents Employee from performing the essential functions of Employee’s duties hereunder, with or without 6 reasonable accommodations, for a period of not less than one hundred fifty (150) consecutive days or for an aggregate of one hundred eighty (180) days during any period of twelve (12) consecutive months. Periods where Employee can perform the essential functions of Employee’s job with a reasonable accommodation shall not be included in the determination of a Disability hereunder. During any period of Disability, and to the maximum extent allowed by law, Employee agrees to submit to reasonable medical examinations upon the reasonable request, and at the expense, of the Company and LogistiCare, and agrees to release sufficient information to allow the Company and LogistiCare to make informed decisions about whether or not a Disability exists. (c) Termination Without Cause. The Company and LogistiCare shall have the right, during the Term and thereafter, to terminate this Agreement and Employee’s employment at any time without Cause and/or without the occurrence of Employee’s death or Disability by giving written notice which shall be effective on the date specified in such notice of termination. (d) Termination by Employee. If Employee shall desire to terminate Employee’s employment for any reason, whether or not during the Term and whether or not for Good Reason, Employee shall first give the Company or LogistiCare not less than sixty (60) days prior written notice of termination (it being understood that Employee’s resignation from the Company or LogistiCare shall be deemed resignation from both of them); provided that if Employee gives notice of Good Reason, which is subsequently cured within the prescribed cure period, such notice shall not constitute notice of termination. Upon a termination of Employee’s employment with the Company and LogistiCare under this Section 5(d), the effective date of termination shall be the date set forth in Employee’s resignation notice (assuming such date is in compliance with the notice provisions of this Section 5(d)) or an earlier date as determined by the Company after the Company’s receipt of such notice, in its sole discretion, but not earlier than the date on which the Company learned of Employee’s decision to terminate Employee’s employment. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following that is not cured within thirty (30) days of Employee’s written notice that the occurrence constitutes Good Reason: (i) a material reduction of Employee’s position, duties, or responsibilities with the Company and LogistiCare, including a requirement that the Employee report directly to any Person other than the CEO or the Board, (ii) a reduction of Employee’s Base Salary provided in section 3(a) of this Agreement, other than a reduction which is generally applicable to all executives of the Company and LogistiCare, or (iii) a material breach by the Company or LogistiCare of this Agreement; provided that (A) any resignation for Good Reason must be made within sixty (60) days of the occurrence set forth in (i) – (iii) above and (B) any resignation by Employee while the Company or LogistiCare has “Cause” for termination of Employee shall be considered to be a resignation without Good Reason. The 7

Employee shall not have the right to terminate her employment for Good Reason unless the Employee actually terminates employment within ninety (90) days following receipt of, and in accordance with, the Employee’s written notice. Notwithstanding the foregoing, in no event shall the mere occurrence of a Change in Control, the Company ceasing to be a publicly traded company or LogistiCare merging or consolidating with the Company, including in respect of any changes in duties or responsibilities resulting directly from such change, be deemed to constitute “Good Reason”. (e) Notice of Termination. Any termination, except for death, pursuant to this Section 5 shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provisions so indicated. The Notice of Termination shall also set forth that Employee’s employment is terminated and be delivered in accordance with the terms of this Agreement. (f) Survival of Certain Provisions. Notwithstanding anything to the contrary set forth herein, Sections 7, 8 and 9 shall survive the end of the Term and/or the termination of Employee’s employment for any reason, and shall remain in full force and effect thereafter. 6. Payments Upon Termination, Including Termination Following a Change in Control. (a) Termination Without Cause or Resignation by Employee for Good Reason During the Term. If, during the Term, the Company or LogistiCare terminate Employee’s employment other than for Cause and other than as a result of Employee’s death or Disability, or Employee terminates employment for Good Reason, Employee shall be entitled to receive (i) other than in respect of the 2019 calendar year, any Bonus (if earned under the relevant performance criteria) relating to a fiscal year which was completed before the effectiveness of such termination (payable as set forth in Section 3(b)), (ii) other than in respect of the 2019 calendar year, an amount equal to the Bonus earned under the relevant performance criteria for the full fiscal year in which Employee’s employment is terminated multiplied by the quotient of (A) the number of days that have elapsed in such fiscal year on or prior to the date of termination divided by (B) three hundred sixty-five (365), and (iii) twelve (12) months of the Employee’s Base Salary in effect as of the date of effectiveness of such termination, payable in periodic payments which correspond to LogistiCare’s regular payroll periods; provided that any payments set out in clauses (i), (ii), and (iii) shall be net of appropriate tax and other withholdings. For the avoidance of doubt, nothing shall be payable under clause (i) of the preceding sentence if Employee is terminated in calendar year 2020 (i.e., no bonus shall be due for the completed 2019 calendar year), and nothing shall be payable under clause (ii) of the preceding sentence if Employee is terminated during the 2019 calendar 8 year (i.e., no prorated bonus for any portion of the 2019 calendar year). Notwithstanding the foregoing, Employee’s rights to receive payments of such Bonus (if any) or Base Salary shall be conditioned on (I) Employee’s execution and delivery to the Company, within thirty (30) days following termination of employment, of a general release of all claims relating to Employee’s employment and termination from employment (the “General Release”) in a form provided by the Company (which General Release shall not affect any rights Employee may have under COBRA, or any claims for indemnification as an officer, director, or employee of the Company or LogistiCare, or any rights under any then outstanding stock or other equity options or under any vested award previously issued to Employee by the Company under any Company benefit plan), (II) Employee not revoking such General Release during the seven (7) day period following its execution, and (III) Employee not being in breach of the restrictive covenants at Section 7 of this Agreement. Employee understands that if all of the conditions set forth in the preceding sentence are not met, Employee shall not be entitled to a Bonus or any payments of Base Salary relating to periods of time following the effective date of the termination of Employee’s employment under this Section 6(a) or otherwise. Employee further understands that any amounts otherwise payable to Employee within thirty (30) days after termination of employment shall be paid as soon as practicable thereafter, subject to satisfaction of the conditions designated above. Except for the payments set forth in this Section 6(a), neither the Company nor LogistiCare shall have any further obligations for payment or benefits to Employee in respect of her employment or under this Agreement. For the avoidance of doubt, Employee shall not be entitled to any payments or benefits under this Section 6(a) or 6(d) in the event of non-renewal of this Agreement, including any termination of her employment upon or following such non- renewal. Upon Employee’s termination of employment under this Section 6(a) or 6(d), the treatment of Employee’s then outstanding equity awards from the Company (including the RSUs granted under Section 3(b)(ii) and the RSUs and PSUs granted under Section 3(b)(iii) above) , if any, shall be determined by the equity plan under which those equity awards were granted and the applicable award agreement. (b) Termination for Cause; Resignation by Employee Without Good Reason. In the event (i) during the Term, Employee’s employment is terminated by the Company and LogistiCare for Cause or Employee terminates Employee’s employment without Good Reason, or (ii) following the Term, Employee’s employment is terminated by the Company and LogistiCare with or without Cause or Employee terminates Employee’s employment for or without Good Reason, all of Employee’s rights to Base Salary, Benefits and Bonus, if any, shall immediately terminate as of the date of such termination, except that Employee shall be entitled to any earned and unpaid portion of Employee’s Base Salary and accrued Benefits up to the effective date of termination, less all deductions or offsets for amounts owed by Employee to the Company, LogistiCare or any other Affiliate. In such an event, neither the Company nor LogistiCare shall have any further obligations to Employee under this Agreement. Without limiting the 9 foregoing, in such an event, Employee shall not be entitled to any Bonus, prorated or otherwise. (c) Termination Due to Death or Disability. In the event Employee’s employment is terminated at any time, whether or not during the Term, due to Employee’s death or Disability, all of Employee’s rights to Employee’s Base Salary, Benefits (except to the extent that any Benefits are expressly available following termination of employment) and Bonus, if any, shall immediately terminate as of the effective date of such termination, except that Employee (or, in the event that Employee’s employment is terminated due to Employee’s death, Employee’s heirs, personal representatives or estate) shall be entitled to any earned and unpaid portion of Employee’s Base Salary, any Bonus (if earned under the relevant performance criteria and for a relevant period following the 2019 calendar year) relating to a fiscal year which was completed before Employee’s death or Disability and an amount equal to the Bonus earned under the relevant performance criteria for the full fiscal year in which Employee’s employment is terminated multiplied by the quotient of (i) the number of days that have elapsed in such fiscal year on or prior to the date of termination divided by (ii) three hundred sixty-five (365), and accrued Benefits up to the date of termination, in each case less all deductions or offsets for amounts owed by Employee to the Company, LogistiCare or any other Affiliate. Neither the Company nor LogistiCare shall have any further obligations to Employee under this Agreement. (d) Payment Upon Change in Control. Notwithstanding any other provision in this Agreement to the contrary, if a Change in Control (as defined in the Company’s 2006 Long-Term Incentive Plan) shall occur during the Term, and after such Change in Control but prior to the end of the Term, the Company and LogistiCare terminate Employee’s employment without Cause or Employee terminates Employee’s employment for Good Reason, Employee shall be entitled to (i) the amounts specified in Section 6(a) payable, however, in a lump sum payment, immediately upon the effective date of her termination of employment, (ii) a pro-rata portion of the average Bonus previously paid to Employee during the Term (such payments shall be net of appropriate tax and other withholdings) and (iii) all then outstanding unvested RSUs and PSUs granted to Employee under Section 3(b)(ii) or (iii) shall immediately vest; it being understood that for purposes of determining the amount due under clause (ii), no Bonus shall be deemed paid for 2019. A Change in Control will have no other effect on this Agreement, which will remain in full force and effect. (e) 280G. Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Employee and the Company, LogistiCare or any other Affiliate, if any payment or benefit (including accelerated vesting of equity awards) Employee would receive from the Company, LogistiCare or any of other Affiliate, whether pursuant to this Agreement or otherwise, would constitute a “parachute payment” (a “Parachute Payment”) under Section 280G of the Internal Revenue Code of 10

1986, as amended (the “Code”), then if reducing the amount of such payment or benefit, in whole or in part, would result, after taking into account all applicable federal, state and local employment taxes, income taxes and any excise tax that are, and that would otherwise have been, payable, in Employee’s receipt of a greater net after-tax amount than Employee would otherwise have received on a net-after basis had the payment or benefit been made in full, then such payment or benefit shall be reduced to the amount (the “Reduced Amount”) that results in Employee receiving the greatest net-after tax amount from such payment or benefit, notwithstanding that all or some portion of the payment or benefit may be subject to the excise tax. If any payment or benefit is to be reduced to the Reduced Amount, any reduction therein shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock options, RSUs and other equity awards (if any) shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards; and (C) employee benefits shall be reduced last and in reverse chronological order. (f) Recognition. Employee recognizes and accepts that neither the Company nor LogistiCare shall, in any case, be responsible for any additional amount, severance pay, termination pay, severance obligation or other payments or damages whatsoever arising from the termination of Employee’s employment, above and beyond those specifically provided for herein. 7. Restrictive Covenants. (a) Business of the Company. The term “Business of the Company”, as used in this Section 7, shall mean the provision and/or brokering by the Company or its Affiliates of network management services to governmental agencies and provider networks, non-emergency medical transportation, mobility management services, health risk assessments, and any other business in which the Company or its Affiliates have been or have taken active steps toward engaging in during Employee’s employment with the Company, LogistiCare or any other Affiliate. (b) Non-Competition. During Employee’s employment with the Company, LogistiCare or any of other Affiliate and, during the twelve (12) month period after the termination of Employee’s employment for any reason, Employee will not, in any capacity (including, but not limited to, owner, partner, member shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), directly or indirectly, for Employee’s own account or for the benefit of any natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, association, cooperative or other entity (any of the foregoing, a “Person”), establish, engage in, finance, advise, work for, or be connected with, except as an employee of the Company, LogistiCare or any other Affiliate, any business in competition with the Business of the Company if such business competes with the Business of the Company or 11 any business in which the entities referenced in the “Business of the Company” definition are preparing to conduct business or have conducted business during Employee’s employment with the Company, LogistiCare or any of other Affiliate. Notwithstanding the foregoing, this Section 7(b) shall not prevent Employee from providing legal services to any Person or entity, including the other provisions of this Section 7. (c) Non-Solicitation/Non-Piracy. During Employee’s employment with the Company, LogistiCare or any other Affiliate and for a period of two (2) years following a termination of Employee’s employment for any reason, Employee will not, directly or indirectly, for Employee’s own account or for the benefit of any Person or entity: (i) solicit, service, supply or sell to, contact, or aid in the solicitation, servicing, supplying or selling to any Person or entity which is or was a customer, active prospective customer, client, prospective client, contractor, subcontractor or supplier of the Company or any of its Affiliates with whom Employee had business contact or about whom Employee learned or developed confidential information within three (3) years prior to Employee’s termination of employment (“Company Customers/Clients”), for the purpose of (A) selling services or goods in competition with the Business of the Company; (B) inducing Company Customers/Clients to cancel, transfer or cease doing business in whole or in part with the Company or its Affiliates or (C) inducing Company Customers/Clients to do business with any Person in competition with the Business of the Company; or (ii) solicit, aid in solicitation of, induce, contact for the purpose of, encourage or in any way cause any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates, hire any such person or otherwise interfere with such employee’s relationship with the Company or its Affiliates, except that general advertisements and internet or similar postings not directed to any employees of the Company or its Affiliates and hiring any employees who respond to such advertisements or postings shall not be deemed to be breaches of the foregoing covenant. (d) Non-Disclosure. Other than in furtherance of the business of the Company or its Affiliates, in the ordinary course in Employee’s capacity as an employee hereunder, Employee will not, at any time, except in accordance with the Company’s and LogistiCare’s policies and procedures relating to confidential information, directly or indirectly, disclose, communicate or divulge to any Person, or use for the benefit of any Person, any secret, confidential or proprietary knowledge or information relating to the Company or its Affiliates, including, but not limited to, customer and client lists, customer and client accounts and information, patient information, prospective client, customer, contractor, subcontractor and supplier lists, proposals and information, services, techniques, methods of operation, pricing, costs, sales, sales strategies or 12 methods, marketing, marketing strategies or methods, products, product development, research, know-how, trade secrets, inventions, policies, financial information, financial condition, business strategies or plans or other information of the Company or its Affiliates, which is not generally available to the public. Upon the expiration or termination of Employee’s employment with the Company and LogistiCare or on sooner written request of the Company or LogistiCare, Employee shall immediately deliver to the Company all memoranda, books, papers, letters and other data (whether in written form or computer stored), and all copies of same, which were made by Employee or came into Employee’s possession or under Employee’s control at any time prior to the expiration or termination of Employee’s employment, and which in any way relate to the business, assets or properties of the Company or any of its Affiliates as conducted or as planned to be conducted by the Company or its Affiliates, and shall identify to the Company and cooperate with the Company’s directions in removing any electronic copies of such information from any non-Company digital storage devices, computers, cloud and email storage and other similar repositories that Employee uses. Notwithstanding anything in this Agreement to the contrary, except for information that Employee is required to keep confidential as an attorney for the Company and LogistiCare, this Agreement (including this Section 7(d) and Section 7(f) hereof) does not prohibit Employee from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company or its Affiliates by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company or its Affiliate that Employee reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company or its Affiliates. Employee is hereby notified in accordance with the Federal Defend Trade Secrets Act that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or if the disclosure of a trade secret is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation against the Company or its Affiliate for reporting a suspected violation of law, Employee may disclose the Company’s or its Affiliates’ trade secrets to her attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. 13

(e) Intellectual Property. Employee will promptly communicate to the Company all inventions, improvements, works of authorship, know-how, trade secrets, software, designs, techniques, concepts, methods and ideas, other technical information, marketing strategies and other ideas, innovations and creations (i) pertaining to the actual or reasonably anticipated Business of the Company or (ii) which were conceived, developed or reduced to practice using the time, confidential or proprietary information, or resources of the Company or its Affiliates, in each case conceived, developed or reduced to practice by Employee alone or with others, at any time (during or after business hours) while Employee is employed by the Company or LogistiCare (the “Works”). Employee acknowledges that the Works will be the exclusive property of the applicable member or members of the Company or its Affiliates. Any Works that constitute copyrightable subject matter will be considered a “work made for hire” as that term is defined in the United States Copyright Act. To the extent that any Work does not fully qualify as a work made for hire, Employee hereby irrevocably assigns to the applicable member or members of the Company or its Affiliates in perpetuity, all worldwide right, title and interest therein, including all intellectual property embodied therein and any related registrations and applications, common law rights and the right to sue for past, present or future infringement thereof and collect and retain any damages in connection therewith. Employee understands and intends that this requirement extends to Works not currently in existence. During and after the Term, Employee will sign any documents and perform any actions requested by any member of the Company or its Affiliates to acquire, transfer, maintain, perfect, exploit and enforce the Works. Employee also hereby irrevocably transfers and assigns to the applicable member or members of the Company or its Affiliates, and waives and agrees never to assert during or after the term of this Agreement, any and all moral or other rights Employee may have to claim authorship of a Work, to object to or prevent any modification of any Work, to control the publication or dissemination of any Work and any similar rights in any country in the world. (f) Non-Disparagement. Employee will not at any time publish or communicate disparaging or derogatory statements or opinions about the Company or its Affiliates, including but not limited to, disparaging or derogatory statements or opinions about the Company’s or its Affiliates’ management, products or services to any third party, including on social media sites. For the avoidance of doubt, it shall not be a breach of this Section 7(f) for Employee to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings that are based on Employee’s reasonable belief and are not made in bad faith. (g) Enforcement. Employee acknowledges that the covenants and agreements of this Section 7 (the “Covenants”) herein are of a special and unique character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law. Employee further acknowledges that any breach or threat of breach by Employee of any of the Covenants will result in irreparable 14 injury to the Company and its Affiliates for which money damages could not be adequate to compensate the Company and its Affiliates. Therefore, in the event of any such breach or threatened breach, each of the Company and LogistiCare shall be entitled, in addition to all other rights and remedies which the Company or LogistiCare may have at law or in equity, to seek an injunction and other equitable relief in aid of arbitration issued by any competent court enjoining and restraining Employee and/or all other Persons involved therein from committing a breach or continuing such breach. The remedies granted to the Company and LogistiCare in this Agreement are cumulative and are in addition to remedies otherwise available to the Company and LogistiCare at law or in equity. The Covenants are independent of any other provision of this Agreement, and the existence of any claim or cause of action which Employee or any such other Person may have against the Company or LogistiCare shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred, or, if later, the last day of the original fixed term of such Covenant. (h) Acknowledgements. Employee expressly acknowledges that the Covenants are a material part of the consideration bargained for by the Company and LogistiCare and, without the agreement of Employee to be bound by the Covenants, the Company and LogistiCare would not have agreed to enter into this Agreement. Employee further acknowledges and agrees that the Business of the Company and its services are highly competitive, and that the Covenants are reasonable and necessary to protect the Company’s legitimate business interests. In addition, Employee acknowledges that in the event Employee’s employment with the Company and LogistiCare terminates, she will still be able to earn a livelihood without violating this Agreement, and that the Covenants are material conditions to Employee’s employment and continued employment hereunder. (i) Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the remaining portions and their application shall not be affected thereby, and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court or other trier of fact making such determination shall modify, reduce or limit such scope, duration, area or other factor, and enforce such Covenant to the extent it believes such factor(s) to be lawful and appropriate. (j) Costs; Expenses in the Event of Breach. In the event that Employee breaches or attempts to breach the Covenants, the Company and LogistiCare shall be entitled to reimbursement from Employee for all costs and expenses associated 15 with any successful action or arbitration to enforce any of the Covenants, including but not limited to reasonable attorneys’ fees and costs of litigation. Should the Company file an action against Employee relating to a breach of the Covenants, and a court or arbitrator of competent jurisdiction determines that Employee did not breach any of the Covenants, Employee shall be entitled to reimbursement from the Company of all costs and expenses associated with defending against such action asserting a breach, including reasonable attorneys’ fees and costs. 8. Section 409A of the Code. (a) Applicability of Section 409A. Amounts payable under this Agreement are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Neither the Company nor its Affiliates shall be liable to Employee with respect to any Agreement-related adverse tax consequences arising under Section 409A or other provision of the Code. (b) Violations of 409(A). If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Code Section 409A or could cause an amount payable hereunder to be subject to the interest and penalties under Code Section 409A, such provision of the Agreement shall be deemed automatically modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean separation from service. If the timing of Employee’s execution, delivery and non-revocation of a General Release could impact the calendar year in which any payment under this Agreement that is subject to Section 409A will be made, such payment will be made in the later calendar year. (c) Specified Employee. Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (as such term is defined for purposes of Code Section 409A), no payment of amounts not exempt from Code Section 409A shall be made under Section 6 hereof prior to the date that is six (6) months after the date of Employee’s Separation From Service or, if earlier, Employee’s date of death, to the extent such six (6) month delay in payment is required to comply with Code Section 409A, and following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. 16

9. Miscellaneous. (a) Indulgences, Etc. Neither the failure, nor any delay, on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same, or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. (b) Controlling Law; Consent to Arbitration; Service of Process. (i) This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Delaware (notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman. (ii) Except to the extent provided for in Section 7 above (relating to injunctive relief and other equitable remedies in aid of arbitration), the Company, LogistiCare and Employee agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Employee’s employment by the Company or LogistiCare or termination of Employee’s employment (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding, confidential, arbitration. The arbitration shall be held in Atlanta, Georgia (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the single arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall initially be borne equally by the parties (subject to any award of attorneys’ fees and expenses made pursuant to Paragraph 7(j)), however, all costs for the services of the arbitrator shall be borne solely by the Company. (iii) Each party is responsible for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorneys’ fees 17 are recoverable under this contract or under law). In rendering a decision, the arbitrator shall apply all legal principles and standards that would govern if the dispute were being heard in court. This includes the availability of all remedies that the parties could obtain in court. In addition, all statutes of limitation and defenses that would be applicable in court, will apply to the arbitration proceeding. The decision of the arbitrator shall be set forth in writing, and be binding and conclusive on all parties. Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If any of the Company or Employee improperly pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action. (iv) Each of the parties hereto hereby consents to process being served in any suit, action or proceeding of any nature, by the mailing of a copy thereof by registered or certified first-class mail, postage prepaid, return receipt requested, to them at their respective addresses set forth in Section 9(c) hereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, all claims of error by reason of any such service pursuant to the terms hereof (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service shall (A) be deemed in every respect effective service of process in any such suit, action or proceeding and (B) to the fullest extent permitted by applicable law, be taken and held to be valid personal service. (v) Nothing in this Section 9(b) shall affect the right of any party hereto to serve process in any manner permitted by law or affect the right of any party to bring proceedings against any other party in the courts of any jurisdiction or jurisdictions in order to seek equitable relief, including injunctive relief or to enforce an arbitration award. (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or five (5) business days following deposit in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below. (i) If to Employee, at the address most recently contained in the Company’s records (which Employee shall update as necessary) (ii) If to the Company or LogistiCare: 18

The Providence Service Corporation 1275 Peachtree Street NE, Sixth Floor Atlanta, Georgia Attention: Chief Executive Officer Any party may alter the addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice. (d) Assignment of Agreement. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. The Company and LogistiCare may assign or otherwise transfer their respective rights and obligations under this Agreement, including but not limited to all Covenants contained in Section 7 above, to any successor or affiliated business or corporation whether by sale of stock, merger (in which case the Company’s, LogistiCare’s and Employee’s rights and obligations will be owed to or from, as the case may be, the surviving entity by operation of law without the need for further writing), consolidation, sale of assets or otherwise. This Agreement may not, however, be assigned by Employee to a third party, nor may Employee delegate Employee’s duties under this Agreement. (e) Execution in Counterparts. This Agreement may be executed in counterparts, including by facsimile or other electronic transmission, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. (g) Entire Agreement; Amendment. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings between the parties, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing executed by both parties hereto. Notwithstanding anything to the contrary, the Company may terminate this agreement and have no obligations hereunder (and Employee will not become an employee of the Company or LogistiCare or be appointed to the office of GC) if, following the completion of a customary background check of the Employee, the 19

Board determines, in its sole discretion, that the results of such background check are not satisfactory for an executive level employee or the Company’s GC. In the event of a termination of this Agreement by the Company pursuant to the preceding sentence, this Agreement shall be void ab initio and of no force or effect. (h) Section Headings. The Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation. (i) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. (j) Independent Review and Consultation. Employee is hereby advised to consult with an attorney before signing this Agreement. Employee acknowledges that it is Employee’s decision whether or not to do so. (k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which entities which are provincially regulated are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday. [signature page follows] 20